Pricing Supplement Dated May 4, 2001            Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 6, 1999 and            Registration No. 333-83781-01
Prospectus Supplement dated April 20, 2000)


                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
                         Medium-Term Notes - Fixed Rate
--------------------------------------------------------------------------------
Principal Amount: $25,000,000        Interest Rate: 7.04%     Issue Price: 100%

Agent's Discount Commission: .50%              Original Issue Date: May 9, 2001

Stated Maturity Date: May 9, 2006

Net Proceeds to Issuer: $24,875,000
--------------------------------------------------------------------------------
Interest Payment Dates: May 9 and November 9

Redemption:

/X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
/ / The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

/X/ The Notes cannot be repaid prior to the Stated Maturity Date.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
    Optional Repayment Dates:
    Repayment Price: ____%

Currency:

    Specified Currency: U.S. Dollars
    (If other than U.S. Dollars, see attached)
    Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):   Yes / /   No /X/
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form:  /X/  Book-Entry   / /  Certificated

Agent: / /  J.P. Morgan Securities Inc.   / / Merrill Lynch, Pierce, Fenner &
                                              Smith Incorporated

       / / First Union Securities, Inc.   /X/ Morgan Stanley & Co. Incorporated

Agent acting in the capacity as indicated below:

     / / Agent          /X/ Principal

If as Principal:

     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     /X/ The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of ___% of Principal Amount.

Exchange Rate Agent: N/A

Use of Proceeds: The Partnership intends to use the proceeds from the sale of the notes to reduce the outstanding indebtedness under its $225 million unsecured credit facility. At May 1, 2001, the Partnership had borrowings of approximately $146 million outstanding under the credit facility. At May 1, 2001, the weighted average interest rate on the outstanding indebtedness under the credit facility was 5.8552%. The credit facility has a three-year term, expiring on September 26, 2003, with annual extension options.

Other Provisions: None



                                       2